COFFEE PACIFICA INC.
2813 7Th Street, Berkeley, California 94710
Tel: 510 204 9424, FAX 510 644 2808

PRIVATE & CONFIDENTIAL

October 1, 2007

Mr. Paul Khakshouri
435 5th Avenue
New York, New York, 10016
Dear Mr. Paul Khakshouri:

RE: MANAGEMENT AGREEMENT

This letter agreement (the "Agreement") sets forth the services to be provided by Paul Khakshouri ("Khakshouri") to Coffee Pacifica, Inc. (the "Company") and the terms and conditions under which such services shall be performed (the "Engagement").

1. Engagement. Subject to the terms set forth herein, the Company hereby engages Khakshouri and retains Khakshouri to serve as the Chief Operating Officer of the Company and Khakshouri hereby accepts the position of Chief Operating Officer effective as of October 15, 2007 (the "Effective Date").

2. Duties. Khakshouri will perform such duties customarily performed by the Chief Operating Officer and such other duties as reasonably requested by the President or Chief Executive Officer or the Board of Directors of the Company (the "Board"). These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act, managing investor communication, arranging financing for all new origins, liaison with coffee farmers in Jamaica, Columbia, Guatemala, Nicaragua and El Salvador, other responsibilities assigned by the Board. It is understood that Khakshouri has other business interests and responsibilities but that he does not anticipate any significant time conflicts. Khakshouri will not accept any significant new engagements and will devote sufficient and necessary time and attention to fulfill these duties to the Company.

3. Term. The term of Khakshouri's Engagement hereunder is for twelve (12) months unless terminated sooner in accordance with the provisions of Section 4 below. The term of Khakshouri's Engagement hereunder shall commence on the Effective Date and shall continue on for twelve months and expire on September 30, 2008.

4. Termination The Company shall have the right to terminate Khakshouri's Engagement with the Company at any time with or without cause and with or without notice. In the event of termination prior to the end of a calendar month, the Company shall pay Khakshouri fees for the full month for the portion of the month that the Engagement was effective.

5. Compensation. The Company shall not make any monthly management fee payment to Khakshouri.

6. Bonus and Stock Options

(a) In further consideration of services to be rendered under this Agreement, Khakshouri shall be paid a contract execution bonus of five hundred thousand (500,000) S8 registered shares within ten days upon execution of this Agreement.

(b) In further consideration of the services to be rendered under this Agreement, Company hereby grants Khakshouri a Stock Option. Khakshouri shall have an option to purchase up to five hundred thousand (500,000) shares of Company's Common Stock, prior to January 1, 2010, at an exercise price per share to be established by the Board (the "Stock Option"). The first two fifth (2/5) of the Stock Option (200,000 shares) shall fully vest on the March 1, 2008 and the remaining three fifth (3/5) of the Stock Option (300,000 shares) shall fully vest on September 2, 2008. The said Stock Option shall be formalized in two separate Option Agreements between the Company and Khakshouri in accordance with the above-noted vesting dates.

7. Expense Reimbursement. Khakshouri will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Company or paid by Khakshouri on behalf of the Company including, but not limited to, use of office space, reproduction, typing, computer usage, employees and any and all taxes (other than state, local and federal income taxes) on any of the foregoing, provided, however, that such out-of-pocket expenses shall not exceed $1,000 per month without Board approval. Expenses for ordinary course travel on Company business will not be subject to the $1,000 monthly limitation. Khakshouri will be reimbursed within 30 days of submission of reasonable documentation for such expenses. In no event, will Khakshouri be reimbursed later than 30 days following the close of the calendar year in which such expenses were incurred.

8. Severance Payment.

(a) If the Company at its sole discretion terminates the Engagement anytime with or without cause, after the Effective Date, Khakshouri will not receive any severance payment. "Cause" shall be defined as any act or series of acts which are illegal, negligent, constitute willful misconduct, immoral, or otherwise have impact on the Company and/or its business activities.

(b) If the Engagement is terminated by Khakshouri during the term of this Engagement, Khakshouri will be required to reimburse the Company pro-rata the contract execution bonus of five hundred thousand S8 registered shares for the portion of the remaining months of the Engagement. If the Engagement is terminated by Company during the term of this Engagement anytime without cause Khakshouri will not be required to reimburse the Company pro-rata the contract execution bonus of five hundred thousand S8 registered shares for the portion of the remaining months of the Engagement.

9. Deferred Compensation. Any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of the completion or termination of the Engagement shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with Section 409A and the regulations thereunder; provided, however, that the bonus set forth in Section 5 shall be paid immediately if there is a change of control within the meaning of Section 409A of the Internal Revenue Code regardless of whether there is a termination.

10. Benefits and Taxes. Khakshouri shall be entitled to any benefits paid by the Company to its employees. Khakshouri shall be solely responsible for any tax consequences applicable to Khakshouri by reason of this Agreement and the services performed hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Khakshouri's performance of management services hereunder. Khakshouri agrees to indemnify and hold the Company harmless for any taxes, interest or penalties imposed upon the Company arising from or in connection with the Engagement.

11. Confidential Information, Rights and Duties.

(a) Khakshouri specifically agrees that he shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company's sales and marketing methods, programs and related data, or other written records used in the Company's business; the Company's computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company's business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which Khakshouri might prepare, use, construct, observe, posses or control, shall be and shall remain the Company's sole property.

(b) For purposes of this Agreement, the term "confidential information" shall not include any information that: (i) has been made public by the Company (other than by acts of Khakshouri in violation of this Agreement or other obligation of confidentiality); (ii) Khakshouri is legally compelled to disclose; provided that Khakshouri notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses his best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii) is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Khakshouri or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) Khakshouri's duties under this Section 11 shall survive termination of the Engagement. Khakshouri acknowledges that a remedy at law for any breach or threatened breach by Khakshouri of the provisions of this Section 11 would be inadequate, and Khakshouri agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

12. Indemnification and D&O Insurance. The Company shall indemnify, forever defend, and hold Khakshouri free and harmless from any and all liabilities, assessments, obligations, debts, damages, fees, fines, penalties, interest, judgments, liens or other claims that may ever be claimed to exist against Khakshouri as a result of Khakshouri's work on behalf of Company and/or as a result of Khakshouri executing this Agreement, except to the extent resulting from Khakshouri's gross negligence or willful misconduct.

The Company will furnish Khakshouri with a copy of its current D&O liability policy and will agree to consult with Khakshouri if the Company intends to decrease the coverage currently provided.

13. Dispute Resolution In the instance of a dispute between the Company and Khakshouri that is incapable of being resolved by them to their mutual satisfaction, after good faith resolution negotiations, and within thirty (30) days of the formal notification from Khakshouri or Company of such dispute, the complaining Khakshouri shall have the right to seek such remedies as are available at law and in equity, as shall the Company. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

14. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to Khakshouri at the following address: 435 5Th Avenue, New York, New York 10016.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement, the stock option agreement and the indemnification agreement to be effective upon the Effective Date constitute the entire agreement between Khakshouri and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Khakshouri and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Khakshouri and the Chairman of the Board. This Agreement supersedes all written and oral agreements between Company and Khakshouri upon execution this Agreement.

(e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Khakshouri and the Company and their respective successors, assigns, heirs, executors and administrators, except that Khakshouri ay not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(g) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than thirty days following the close of the calendar year in which in such action is finally resolved.

(h) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Khakshouri and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Las Vegas, Nevada and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 12(h) or in this Agreement is intended to prevent Khakshouri or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(i) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Nevada as applied to contracts made excluding the rules on conflicts of law.

(j) Currency. All dollar amounts stated in this Agreement are in United States dollars.

If you are in agreement with the terms set forth herein, please sign and return a copy of this Agreement to me.

Yours truly

_/s/ "Shailen Singh"__
COFFEE PACIFICA, INC.
Chairman on Behalf of the Board

Agreed to and Accepted

/S/"Paul Khakshouri"
___________________________
Paul Khakshouri